Exhibit 99.1
April 24, 2025

Dow Reports First Quarter 2025 Results
Launches Action Plan to Further Reduce Spending, Right-Size Capacity, and Deliver $6 Billion in Cash Support

1Q25 FINANCIAL HIGHLIGHTS
•Net sales were $10.4 billion, down 3% year-over-year, reflecting declines in all operating segments. Sequentially, net sales were flat, as seasonally higher demand in Performance Materials & Coatings was offset by lower prices in Industrial Intermediates & Infrastructure.
•Volume increased 2% compared to the year-ago period, with gains in all regions except Latin America. Sequentially, volume increased 2%, with gains in all operating segments.
•Local price was down 3% year-over-year, reflecting declines in all operating segments. Sequentially, local price declined 1% as gains in Packaging & Specialty Plastics were more than offset by declines in Industrial Intermediates & Infrastructure and Performance Materials & Coatings.
•GAAP net loss was $290 million. Op. EBIT1 was $230 million, down $444 million year-over-year, primarily driven by lower prices and higher energy and feedstock costs, which were partly offset by volume gains. Sequentially, Op. EBIT was down $224 million, as volume gains across all operating segments were more than offset by higher energy and feedstock costs.
•GAAP loss per share was $0.44; operating earnings per share (EPS)¹ was $0.02, compared to $0.56 in the year-ago period and reflecting an improvement of $0.02 compared to the prior quarter. Op. EPS excludes significant items totaling $0.46 per share, primarily driven by restructuring and efficiency costs.
•Cash provided by operating activities – continuing operations was $104 million, down $356 million year-over-year, primarily driven by earnings pressure from continued soft global industry demand. Sequentially, cash from operating activities was down $707 million, primarily related to a seasonal working capital build.
•Returns to shareholders totaled $494 million of dividends in the quarter.

REDUCING SPENDING, RIGHT-SIZING CAPACITY, AND DELIVERING CASH SUPPORT
•Delaying construction of Fort Saskatchewan Path2Zero project to match market conditions.
•Expanding the Company’s previously announced review of European assets, primarily in Polyurethanes. Additional scope includes three upstream assets across all operating segments for further action.
•Taken together, these new and previously announced actions total approximately $6 billion in cash support to effectively manage the extended downcycle.
◦Up to approximately $3 billion from the Company’s strategic growth-aligned partnership with Macquarie Asset Management to create a newly formed infrastructure-focused company – Diamond Infrastructure Solutions – resulting in the sale of a minority stake in select U.S. Gulf Coast infrastructure assets; first tranche of $2.4 billion anticipated at closing on May 1.
◦Greater than $1 billion in proceeds from the NOVA judgment in 2025.
◦At least $1 billion in targeted cost savings by 2026, including approximately $300 million in 2025.
◦Approximately $1 billion in CapEx reductions in 2025.

CEO QUOTE
“We remain focused on disciplined execution and increased actions to improve profitability and support cash flow,” said Jim Fitterling, Dow chair and CEO. “Despite ongoing macroeconomic challenges, Team Dow delivered a sixth consecutive quarter of year-over-year volume growth while taking actions to reduce costs and right-size capacity. The significant impact of slower GDP growth and volatile market conditions on our industry underscores the importance of our proactive management and best-owner mindset. Today’s announcements build on Dow’s cost actions that are already underway, aiming to further strengthen our financial flexibility and support a balanced capital allocation approach.”

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 7 for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports first quarter 2025 results

DELAYING CONSTRUCTION AT FORT SASKATCHEWAN PATH2ZERO PROJECT
Following a comprehensive review, Dow has decided to delay construction of its Path2Zero project in Fort Saskatchewan, Alberta, Canada until market conditions improve. The Company now expects Dow’s total enterprise 2025 CapEx to be $2.5 billion compared to its original plan of $3.5 billion.

Dow remains committed to its Path2Zero project and the growth upside it will enable in targeted applications like pressure pipe, wire and cable, and food packaging. The project is being built at an existing Dow site in a significantly cost-advantaged region. It is expected to be a first quartile asset with attractive returns and the added benefit of being the world’s first net-zero Scope 1 and 2 emissions integrated ethylene cracker and derivatives facility.

EXPANDING SCOPE OF EUROPEAN ASSET REVIEW
In addition, the Company is expanding its previously announced European asset review, which is focused on addressing the persistently challenging demand dynamics and regulatory environment in the region. The Company is committed to completing the full review by mid-2025, including all value-creating options for its Polyurethanes business in the region. Dow has identified three initial assets across all of its operating segments that it believes will require further action. The assets listed below represent higher-cost, energy intensive upstream portions of the Company’s portfolio, including potential outcomes:
•Packaging & Specialty Plastics: Ethylene cracker in Böhlen, Germany, resulting in idle or shut down
•Industrial Intermediates & Infrastructure: Chlor-alkali & vinyl (CAV) assets in Schkopau, Germany, resulting in idle or shut down
•Performance Materials & Coatings: Basics siloxanes plant in Barry, U.K., resulting in shut down

SUMMARY FINANCIAL RESULTS

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except per share amounts	1Q25	1Q24	vs. SQLY [B / (W)]	4Q24	vs. PQ [B / (W)]
Net Sales	$10,431	$10,765	$(334)	$10,405	$26
GAAP Income (Loss), Net of Tax	$(290)	$538	$(828)	$(35)	$(255)
Operating EBIT[1]	$230	$674	$(444)	$454	$(224)
Operating EBITDA[1]	$944	$1,394	$(450)	$1,205	$(261)
GAAP Earnings (Loss) Per Share	$(0.44)	$0.73	$(1.17)	$(0.08)	$(0.36)
Operating Earnings Per Share[1]	$0.02	$0.56	$(0.54)	$0.00	$0.02
Cash Provided by Operating Activities - Cont. Ops	$104	$460	$(356)	$811	$(707)

SEGMENT HIGHLIGHTS
Packaging & Specialty Plastics

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions	1Q25	1Q24	vs. SQLY [B / (W)]	4Q24	vs. PQ [B / (W)]
Net Sales	$5,310	$5,430	$(120)	$5,315	$(5)
Operating EBIT	$342	$605	$(263)	$447	$(105)
Equity Earnings (Losses)	$39	$25	$14	$(15)	$54

Packaging & Specialty Plastics segment net sales in the quarter were $5.3 billion, down 2% versus the year-ago period2. Local price decreased 4% year-over-year, primarily driven by lower functional polymers and polyethylene prices. Currency decreased net sales by 1%. Volume was up 4% year-over-year, primarily driven by higher licensing revenue and merchant hydrocarbon sales. On a sequential basis, net sales were flat.

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 7 for further discussion.
2.Includes a 1% unfavorable impact from the sale of the flexible packaging laminating adhesives business in the fourth quarter of 2024 which is presented as “Portfolio & Other” in the Sales Variances by Segment and Geographic Region table on page 11.

Dow reports first quarter 2025 results

Equity earnings were $39 million, an increase of $14 million compared to the prior year, primarily driven by improved earnings at our non-principal joint ventures, partly offset by lower earnings at the Thai joint ventures. Sequentially, equity earnings improved by $54 million, driven by lower losses at Sadara and the Thai joint ventures.

Op. EBIT was $342 million, a decrease of $263 million compared to the year-ago period, primarily driven by lower integrated margins. Sequentially, Op. EBIT decreased by $105 million, due to lower integrated margins from higher input costs, partly offset by higher equity earnings.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, driven by lower functional polymers and polyethylene prices, partly offset by higher licensing revenue. Sequentially, net sales decreased, as higher demand for functional polymers was more than offset by lower polyethylene volumes, primarily in Asia Pacific, as well as lower prices.

Hydrocarbons & Energy business reported a net sales increase compared to the year-ago period, driven by higher energy sales as well as higher merchant olefins sales after the completion of a planned turnaround at our PDH unit last year. Sequentially, net sales increased, primarily from improved supply availability following the restart and ramp-up of a cracker in Texas last quarter and higher olefins prices.

Industrial Intermediates & Infrastructure

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions	1Q25	1Q24	vs. SQLY [B / (W)]	4Q24	vs. PQ [B / (W)]
Net Sales	$2,855	$3,008	$(153)	$2,948	$(93)
Operating EBIT	$(128)	$87	$(215)	$84	$(212)
Equity Earnings (Losses)	$(58)	$(15)	$(43)	$(39)	$(19)

Industrial Intermediates & Infrastructure segment net sales were $2.9 billion, down 5% versus the year-ago period. Local price declined 4% year-over-year, reflecting declines in both businesses. Currency decreased net sales by 2%. Volume increased 1% year-over-year, driven by higher volumes in Industrial Solutions, partly offset by lower volumes in Polyurethanes & Construction Chemicals. On a sequential basis, net sales decreased 3% as volume gains from seasonally higher building & construction and deicing fluids demand in the U.S. and Canada were more than offset by lower prices.

Equity losses for the segment were $58 million, compared to equity losses of $15 million in the year-ago period, primarily driven by lower integrated margins at Sadara. Equity losses in the prior quarter were $39 million. Sequentially, the earnings decline was primarily driven by a planned turnaround at the Kuwait joint ventures.

Op. EBIT decreased $215 million versus the year-ago period, driven by lower prices, higher energy costs and lower equity earnings, partly offset by higher volumes in Industrial Solutions. On a sequential basis, Op. EBIT decreased by $212 million, driven by margin compression and higher planned maintenance activity, partly offset by volume gains.

Polyurethanes & Construction Chemicals business reported a decrease in net sales compared to the year-ago period, driven by lower volumes and prices, primarily in Europe, the Middle East, Africa and India (EMEAI). Sequentially, net sales declined, driven by lower prices, which were partly offset by higher volumes in building & construction applications.

Industrial Solutions business reported an increase in net sales compared to the year-ago period, primarily driven by higher volumes from improved supply availability following the outage at Louisiana Operations in the prior year, partly offset by lower prices. Sequentially, net sales declined, driven by lower ethylene oxide project-related catalyst sales and lower prices, partly offset by seasonally higher demand for deicing fluids.

Dow reports first quarter 2025 results

Performance Materials & Coatings

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions	1Q25	1Q24	vs. SQLY [B / (W)]	4Q24	vs. PQ [B / (W)]
Net Sales	$2,071	$2,152	$(81)	$1,965	$106
Operating EBIT	$49	$41	$8	$(9)	$58
Equity Earnings (Losses)	$0	$6	$(6)	$2	$(2)

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, down 4% versus the year-ago period. Local price decreased 2% year-over-year, driven by declines in both businesses. Currency decreased net sales by 1%. Volume was down 1% year-over-year, as volume gains in downstream silicones were more than offset by lower volumes in acrylic monomers and upstream siloxanes. On a sequential basis, net sales were up 5%, primarily from seasonally higher demand in building & construction end markets.

Op. EBIT increased $8 million versus the year-ago period, driven by lower fixed costs, partly offset by lower prices. Sequentially, Op. EBIT increased $58 million, driven by seasonally higher demand and operating rates, partly offset by higher planned maintenance activity.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, as downstream volume gains in all geographic regions except Latin America were more than offset by lower prices and upstream siloxanes volumes. Sequentially, net sales increased, driven by higher demand for electronics and personal care applications as well as seasonal demand improvements.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, driven by lower demand in acrylic monomers, primarily in EMEAI. Sequentially, seasonally higher demand for architectural coatings led to an increase in net sales.

OUTLOOK
“We continue to implement decisive actions to address persistently slow GDP growth and increased macroeconomic and geopolitical uncertainty,” said Fitterling. “We expect to deliver approximately $6 billion in near-term cash support. First, we are on track to close Dow’s sale of a minority stake in select U.S. Gulf Coast infrastructure assets by May 1. This strategic move to create a new infrastructure-focused entity has been several years in the making, and is expected to generate proceeds of up to $3 billion in 2025. Second, we expect to receive greater than $1 billion in proceeds from the NOVA judgment this year. Additionally, our decision to delay our Path2Zero project in Alberta, Canada will result in a total reduction of $1 billion in enterprise CapEx spending this year. And lastly, we remain committed to delivering at least $1 billion in targeted cost savings by 2026. Markets worldwide are awaiting additional clarity into how the tariff and global trade negotiations will land. In the meantime, we remain focused on managing a disciplined and balanced capital allocation approach over the cycle. These collective actions help to ensure Dow’s financial flexibility and our long-term competitiveness.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

Dow reports first quarter 2025 results

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 30 countries and employ approximately 36,000 people. Dow delivered sales of approximately $43 billion in 2024. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com

Dow reports first quarter 2025 results

Cautionary Statement about Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; Dow’s ability to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions, tariffs and trade policies, or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2025	Mar 31, 2024
Net sales	$10,431	$10,765
Cost of sales	9,760	9,488
Research and development expenses	200	204
Selling, general and administrative expenses	366	442
Amortization of intangibles	76	81
Restructuring and asset related charges - net	208	45
Equity in earnings (losses) of nonconsolidated affiliates	(20)	17
Sundry income (expense) - net	13	61
Interest income	28	65
Interest expense and amortization of debt discount	216	199
Income (loss) before income taxes	(374)	449
Credit for income taxes	(84)	(89)
Net income (loss)	(290)	538
Net income attributable to noncontrolling interests	17	22
Net income (loss) available for Dow Inc. common stockholders	$(307)	$516

Per common share data:
Earnings (loss) per common share - basic	$(0.44)	$0.73
Earnings (loss) per common share - diluted	$(0.44)	$0.73

Weighted-average common shares outstanding - basic	706.9	704.5
Weighted-average common shares outstanding - diluted	706.9	705.5

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2025	Dec 31, 2024
Assets
Current Assets
Cash and cash equivalents	$1,465	$2,189
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2025: $78; 2024: $95)	4,917	4,756
Other	2,267	2,108
Inventories	6,765	6,544
Other current assets	914	993
Total current assets	16,328	16,590
Investments
Investment in nonconsolidated affiliates	1,275	1,266
Other investments (investments carried at fair value - 2025: $2,042; 2024: $2,047)	2,812	3,033
Noncurrent receivables	418	380
Total investments	4,505	4,679
Property
Property	63,242	62,121
Less: Accumulated depreciation	40,912	40,117
Net property	22,330	22,004
Other Assets
Goodwill	8,619	8,565
Other intangible assets (net of accumulated amortization - 2025: $5,516; 2024: $5,394)	1,652	1,721
Operating lease right-of-use assets	1,320	1,268
Deferred income tax assets	1,460	1,257
Deferred charges and other assets	1,285	1,228
Total other assets	14,336	14,039
Total Assets	$57,499	$57,312
Liabilities and Equity
Current Liabilities
Notes payable	$136	$135
Long-term debt due within one year	502	497
Accounts payable:
Trade	4,925	4,847
Other	1,691	1,694
Operating lease liabilities - current	330	318
Income taxes payable	304	276
Accrued and other current liabilities	2,698	2,521
Total current liabilities	10,586	10,288
Long-Term Debt	15,932	15,711
Other Noncurrent Liabilities
Deferred income tax liabilities	407	392
Pension and other postretirement benefits - noncurrent	4,700	4,736
Asbestos-related liabilities - noncurrent	688	713
Operating lease liabilities - noncurrent	1,021	984
Other noncurrent obligations	6,870	6,637
Total other noncurrent liabilities	13,686	13,462
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2025: 785,933,796 shares; 2024: 784,471,939 shares)	8	8
Additional paid-in capital	9,195	9,203
Retained earnings	20,101	20,909
Accumulated other comprehensive loss	(7,956)	(8,110)
Treasury stock at cost (2025: 79,072,058 shares; 2024: 80,859,145 shares)	(4,560)	(4,655)
Dow Inc.’s stockholders’ equity	16,788	17,355
Noncontrolling interests	507	496
Total equity	17,295	17,851
Total Liabilities and Equity	$57,499	$57,312

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2025	Mar 31, 2024
Operating Activities
Net income (loss)	$(290)	$538
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	714	720
Provision (credit) for deferred income tax	(177)	7
Earnings of nonconsolidated affiliates less than dividends received	133	75
Net periodic pension benefit credit	(26)	(48)
Pension contributions	(31)	(34)
Net gain on sales of assets, businesses and investments	(2)	(11)
Restructuring and asset related charges - net	208	45
Other net loss	185	92
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(301)	(600)
Inventories	(221)	(297)
Accounts payable	38	398
Other assets and liabilities, net	(126)	(425)
Cash provided by operating activities - continuing operations	104	460
Cash provided by (used for) operating activities - discontinued operations	(13)	4
Cash provided by operating activities	91	464
Investing Activities
Capital expenditures	(685)	(714)
Investment in gas field developments	(30)	(52)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	3	2
Investments in and loans to nonconsolidated affiliates	(3)	(2)
Purchases of investments	(104)	(679)
Proceeds from sales and maturities of investments	416	1,173
Other investing activities, net	2	1
Cash used for investing activities	(401)	(271)
Financing Activities
Changes in short-term notes payable	(1)	(20)
Proceeds from issuance of short-term debt greater than three months	11	7
Payments on short-term debt greater than three months	(6)	—
Proceeds from issuance of long-term debt	1,013	1,381
Payments on long-term debt	(957)	(93)
Collections on securitization programs, net of remittances	15	4
Purchases of treasury stock	—	(200)
Proceeds from issuance of stock	—	42
Transaction financing, debt issuance and other costs	(64)	(11)
Employee taxes paid for share-based payment arrangements	(16)	(37)
Distributions to noncontrolling interests	(22)	(14)
Dividends paid to stockholders	(494)	(493)
Cash provided by (used for) financing activities	(521)	566
Effect of exchange rate changes on cash, cash equivalents and restricted cash	123	(54)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(708)	705
Cash, cash equivalents and restricted cash at beginning of period	2,263	3,048
Cash, cash equivalents and restricted cash at end of period	$1,555	$3,753
Less: Restricted cash and cash equivalents, included in "Other current assets"	90	30
Cash and cash equivalents at end of period	$1,465	$3,723

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Packaging & Specialty Plastics	$5,310	$5,430
Industrial Intermediates & Infrastructure	2,855	3,008
Performance Materials & Coatings	2,071	2,152
Corporate	195	175
Total	$10,431	$10,765
U.S. & Canada	$4,227	$4,130
EMEAI [1]	3,274	3,484
Asia Pacific	1,858	1,921
Latin America	1,072	1,230
Total	$10,431	$10,765

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2025
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total
Percent change from prior year
Packaging & Specialty Plastics	(4)%	(1)%	4%	(1)%	(2)%
Industrial Intermediates & Infrastructure	(4)	(2)	1	—	(5)
Performance Materials & Coatings	(2)	(1)	(1)	—	(4)
Total	(3)%	(1)%	2%	(1)%	(3)%
Total, excluding the Hydrocarbons & Energy business	(4)%	(1)%	1%	(1)%	(5)%
U.S. & Canada	(2)%	—%	5%	(1)%	2%
EMEAI [1]	(3)	(3)	1	(1)	(6)
Asia Pacific	(6)	(1)	4	—	(3)
Latin America	(7)	—	(5)	(1)	(13)
Total	(3)%	(1)%	2%	(1)%	(3)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2025
	Local Price & Product Mix	Currency	Volume	Portfolio & Other [2]	Total
Percent change from prior quarter
Packaging & Specialty Plastics	1%	(1)%	1%	(1)%	—%
Industrial Intermediates & Infrastructure	(2)	(2)	1	—	(3)
Performance Materials & Coatings	(1)	(2)	8	—	5
Total	(1)%	(1)%	2%	—%	—%
Total, excluding the Hydrocarbons & Energy business	(2)%	(1)%	2%	(1)%	(2)%
U.S. & Canada	—%	—%	7%	—%	7%
EMEAI [1]	—	(3)	2	(1)	(2)
Asia Pacific	(2)	(1)	(4)	—	(7)
Latin America	(2)	—	(3)	—	(5)
Total	(1)%	(1)%	2%	—%	—%
1.Europe, Middle East, Africa and India.
2.Portfolio & Other includes the sales impact of the flexible packaging laminating adhesives business, which was sold to Arkema S.A. in the fourth quarter of 2024.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Packaging & Specialty Plastics	$342	$605
Industrial Intermediates & Infrastructure	(128)	87
Performance Materials & Coatings	49	41
Corporate	(33)	(59)
Total	$230	$674

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Packaging & Specialty Plastics	$360	$371
Industrial Intermediates & Infrastructure	146	147
Performance Materials & Coatings	200	193
Corporate	8	9
Total	$714	$720

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Packaging & Specialty Plastics	$702	$976
Industrial Intermediates & Infrastructure	18	234
Performance Materials & Coatings	249	234
Corporate	(25)	(50)
Total	$944	$1,394

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Packaging & Specialty Plastics	$39	$25
Industrial Intermediates & Infrastructure	(58)	(15)
Performance Materials & Coatings	—	6
Corporate	(1)	1
Total	$(20)	$17

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Net income (loss)	$(290)	$538
+ Credit for income taxes	(84)	(89)
Income (loss) before income taxes	$(374)	$449
- Interest income	28	65
+ Interest expense and amortization of debt discount	216	199
- Significant items	(416)	(91)
Operating EBIT (non-GAAP)	$230	$674

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(374)	$(307)	$(0.44)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program [5]	(207)	(161)	(0.23)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(60)	(48)	(0.07)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(98)	(76)	(0.11)	Cost of sales
Total significant items	$(416)	$(324)	$(0.46)
Operating results (non-GAAP)	$42	$17	$0.02

Significant Items Impacting Results for the Three Months Ended Mar 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$449	$516	$0.73
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(91)	(72)	(0.10)	Cost of sales ($33 million); R&D ($1 million); SG&A ($12 million); Restructuring and asset related charges - net ($45 million)
Income tax related items [7]	—	194	0.27	Credit for income taxes
Total significant items	$(91)	$122	$0.17
Operating results (non-GAAP)	$540	$394	$0.56
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. The first quarter of 2025 also includes impairment charges related to the write-down of certain manufacturing assets, partly offset by an asset related credit adjustment. The first quarter of 2024 also includes impairment charges related to the write-down of certain manufacturing assets.
5.Severance and related benefit costs associated with the Company's 2025 Restructuring Program.
6.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.
7.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$219	$(53)	$(0.08)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(89)	(68)	(0.10)	Cost of sales ($60 million); R&D ($1 million); SG&A ($12 million); Restructuring and asset related charges - net ($34 million); offset by Sundry income (expense) - net ($18 million)
Indemnifications and other transaction related costs [5]	13	13	0.02	Sundry income (expense) - net
Total significant items	$(76)	$(55)	$(0.08)
Operating results (non-GAAP)	$295	$2	$0.00
1."Income before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains associated with a previously impaired equity investment.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2025	Mar 31, 2024
Cash provided by operating activities - continuing operations (GAAP)	$104	$460
Capital expenditures	(685)	(714)
Free Cash Flow (non-GAAP)	$(581)	$(254)

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Cash provided by operating activities - continuing operations (GAAP)	$832	$800	$811	$104
Net income (loss) (GAAP)	$458	$240	$(35)	$(290)
Cash flow from operations to net income (GAAP) [1]	181.7%	333.3%	N/A	N/A
Cash flow from operations to net income - trailing twelve months (GAAP)				682.8%
Operating EBITDA (non-GAAP)	$1,501	$1,382	$1,205	$944
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	55.4%	57.9%	67.3%	11.0%
Cash Flow Conversion - trailing twelve months (non-GAAP)				50.6%
1.Cash flow from operations to net income is not applicable for the first quarter of 2025 and the fourth quarter of 2024 due to a net loss for the period.